Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-199432, and No. 333-222466) and Form S-8 (No. 333-195476, No. 333-208364, No. 333-212277, No. 333-221082, and No. 333-228647) of Net Element, Inc., of our report dated April 1, 2019, relating to the consolidated financial statements of Net Element, Inc. at and for the years ended December 31, 2018 and 2017, which appear in this Form 10-K.

/s/ Daszkal Bolton, LLP

Fort Lauderdale, Florida

April 1, 2019